Exhibit 99.1

CONTACT:	David S. Collins
Chief Financial Officer
(630) 845-4500
FOR IMMEDIATE RELEASE

Tracy H. Krumme
Vice President, Investor Relations
(203) 425-9830
FUEL TECH REPORTS THIRD QUARTER 2011 RESULTS
     WARRENVILLE, Ill., Nov. 7, 2011 – Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported results for the three- and nine-month periods ended September 30, 2011.
     Revenues for the third quarter totaled $24.0 million, an increase of $3.7 million, or 19%, compared to $20.3 million in the prior-year period. Net income for the quarter was $2.7 million, or $0.11 per diluted share, compared to net income of $0.8 million, or $0.03 per diluted share in the prior year.
     Revenues for the nine months ended September 30, 2011 totaled $65.7 million, representing an increase of $8.9 million, or 16% from the comparable prior-year period amount of $56.8 million. Net income for the nine-month period was $4.4 million, or $0.18 per diluted share, compared with net income of $0.7 million in the same year-ago period. Adjusted EBITDA for the nine months ended September 30, 2011 totaled $11.6 million, an increase of $3.2 million, or 39% from the comparable prior-year period amount of $8.3 million.
     Domestic revenues for the nine months ended September 30, 2011 of $54.3 million increased $7.8 million, or 17% over the prior year, while foreign revenues of $11.4 million rose $1.2 million or 11% over prior year amounts. Net income for the three- and nine-month periods ended September 30, 2011 included discrete tax benefits of approximately $0.6 million, which increased diluted earnings per share by $0.03 in each respective period.
     The Air Pollution Control (APC) technology segment generated third quarter revenues of $12.2 million, up 19%, versus the prior year amount of $10.3 million. The increase reflects greater bookings for both domestic and foreign operations along with the conversion of prior quarter backlog into
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FUEL TECH, INC. REPORTS THIRD QUARTER 2011 RESULTS	Page 2
revenue. Gross margin for the APC segment was 38% in the third quarter, compared with 34% in the prior year. The increase reflects a shift in the overall mix of products yielding higher margins.
     The APC segment recorded revenues of $33.0 million in the nine-month period, an increase of $5.2 million, or 19% from the prior year amount of $27.8 million. Segment gross margin for the nine-month period stood at 44% versus 35% reported in the same prior year period.
     Third quarter revenues for the FUEL CHEM® technology segment totaled $11.8 million, an increase of $1.8 million, or 18%, versus the prior year amount of $10.0 million. Current-quarter revenues include $11.0 million from coal-fired units, a 21% increase versus a year ago, and $0.8 million from non-coal fired units, a 17% decrease versus the year-earlier quarter. Third quarter segment gross margin was flat at 53% in both 2011 and 2010.
     Revenues for the FUEL CHEM segment for the nine-month period totaled $32.7 million, an increase of $3.7 million, or 13% versus the prior year amount of $29.0 million. Nine-month revenues for 2011 include approximately $1.3 million in non-recurring installation work for a specific new customer, while same period revenues for 2010 included a $2.0 million risk-share payment with no offsetting costs received in the first quarter. Nine-month revenues for the FUEL CHEM segment include $30.1 million from coal-fired units, a 14% increase versus a year ago, and $2.6 million from non-coal fired units, a 1% increase versus the year-earlier period. Segment gross margin decreased to 49% in the nine-month period from 52% in the comparable period in 2010. The higher gross margin in 2010 is attributable to the aforementioned risk-share payment. Excluding the risk share payment, our 2010 segment gross margin for the FUEL CHEM segment would have been 48%.
     Selling, general and administrative (SG&A) expenses totaled $7.7 million in the current quarter versus $7.8 million in the year-ago quarter. Research and development (R&D) expenses were $0.4 million versus $0.3 million in the same prior year period. SG&A expenses totaled $23.6 million in the nine-month period ended September 30, 2011 versus $23.3 million in the same year-ago period. R&D expenses were $1.1 million in the nine-month period, an increase of $0.5 million from the prior year amount of $0.6 million.
     During the third quarter of 2011, the Company announced APC contract awards with a value of $21.1 million. After accounting for the conversion of backlog to revenues during this period, the backlog of capital projects for the APC segment totaled $22.9 million as of September 30, 2011. Subsequent to September 30, 2011, the Company announced an additional $5.1 million in new pollution control orders, reflecting an increasing trend in this segment’s order activity.
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FUEL TECH, INC. REPORTS THIRD QUARTER 2011 RESULTS	Page 3
     During the three months ended September 30, 2011, 571,554 shares of common stock were repurchased for approximately $3.4 million under our previously announced share repurchase program. As of September 30, 2011, we have an additional $2.6 million remaining for share repurchases through December 31, 2012.
     Douglas G. Bailey, Chairman, President and Chief Executive Officer, commented, “We are pleased to report a solid quarter with strong revenue and operating income gains achieved in both the APC and FUEL CHEM segments. Record revenues for the third quarter and nine-month period were achieved, which is particularly noteworthy given the challenging economic environment.”
     Mr. Bailey continued, “On the APC front, interest in our pollution control technologies remains strong, both domestically and abroad. Quotation activity remains quite active, due in most part to the Cross-State Air Pollution Rule (CSAPR), which was issued by the EPA on July 6, 2011. Among other requirements, the CSAPR focuses on nitrogen oxide (NOx) emission reductions through additional air pollution control reductions from power plants beginning January 1, 2012, for annual NOX and SO2 reductions, and May 1, 2012, for ozone season NOX reductions. A second phase of more stringent emission reductions will take effect starting January 1, 2014. CSAPR has several key features, including the allocation of emission requirements to individual sources directly by EPA, and programs to facilitate trading of allowances between individual sources. CSAPR sets strict new state emissions caps to address the impact on downwind states, and will require individual units to meet specific emission limits.”
     Mr. Bailey added, “Where individual plants are facing allocation shortfalls, especially in states with tight emission limits, utility operators are turning to Fuel Tech to help them meet their requirements in a timely and cost-effective manner. Since the issuance of the CSAPR ruling, we have received more than twenty mapping and modeling orders, often the first step in a larger investment program, from existing and new domestic customers that are evaluating Selective Non-Catalytic Reduction (SNCR) technology as an option to comply with their NOx emission reduction requirements. Additionally, we received an award, from a major utility and an existing customer, for an SNCR project for three large combustion boiler units located in the South Central U.S. Given our level of discussions with other utility managers and the tight timeline for CSAPR compliance, we anticipate additional SNCR orders over the next several quarters.”
     Mr. Bailey continued, “China continues to be an active and growing market for our pollution control technologies. Thus far this year, China has accounted for $13 million, or 32%, of the $41 million in APC orders announced year-to-date. We continue to see strong interest from this market in
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FUEL TECH, INC. REPORTS THIRD QUARTER 2011 RESULTS	Page 4
our ULTRA™ product line, evidenced by three awards for six ULTRA systems announced during the third quarter. We are pleased to be satisfying this growing interest in our ULTRA technology as worldwide recognition of the need for safer delivery of ammonia reagent to NOx reduction equipment increases.”
     Mr. Bailey continued, “As we have consistently stated, we believe the NOx control market in China will increasingly emerge, the result of the country’s Twelfth Five-Year Plan that goes into effect this year. The requirements in the Policy align well with our portfolio of NOx reduction capabilities, which cover the full spectrum from combustion modifications to ASCR™ systems, and we anticipate receiving future orders as a result of this new Policy.”
     Mr. Bailey continued, “Our FUEL CHEM segment delivered strong quarterly and nine- month results. Despite the challenging environment, we are continuing to win new business. Just last week we were awarded an extension of a previously announced commercial order, from earlier this year, whereby our proprietary TIFI® Targeted In-Furnace Injection™ technology will be installed on three additional large coal-fired boilers. Fuel flexibility continues to be a driver for this business segment as utilities are attracted to the compelling economic benefits of shifting to coals of lower price and quality from the Illinois and Powder River Basins.”
     Mr. Bailey concluded, “We continue to be encouraged about our business prospects and believe that we are well positioned to increase our market share in both the APC and FUEL CHEM segments. With respect to the balance of 2011, we reaffirm our outlook that revenues and profits should exceed last year’s results.”
Conference Call
As a reminder, Fuel Tech will host a conference call tomorrow, November 8, 2011, at 9:00 AM EDT to discuss the results. The call will simultaneously be broadcast over the Internet at www.ftek.com and can be accessed on the Home page under “Upcoming Events”. The call can also be accessed by dialing 866-713-8310 (domestic) or 617-597-5308 (international) and using the passcode “Fuel Tech.” A replay of the call will be available on the website and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and using the passcode “78979570.” The replay will be available through December 3, 2011.
About Fuel Tech
     Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
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FUEL TECH, INC. REPORTS THIRD QUARTER 2011 RESULTS	Page 5
     The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques — such as Low NOx Burners and Over-Fire Air systems — and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems as well as systems that incorporate ASCR™ (Advanced Selective Catalytic Reduction), CASCADE™, ULTRA™ and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 640 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass and other fuels are utilized.
     The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx. The Company has experienced with this technology, in the form of a customizable FUEL CHEM program, on over 110 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.
     Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.
     Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.
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FUEL TECH, INC. REPORTS THIRD QUARTER 2011 RESULTS	Page 6
FUEL TECH, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$28,998	$30,524
Marketable securities	53	—
Accounts receivable, net of allowance for doubtful accounts of $114 and $82, respectively	27,920	21,175
Inventories	857	807
Prepaid expenses and other current assets	1,549	1,861
Prepaid income taxes	740	—
Deferred income taxes	255	89

Total current assets	60,372	54,456

Property and equipment, net of accumulated depreciation of $18,086 and $15,767, respectively	13,590	14,384
Goodwill	21,051	21,051
Other intangible assets, net of accumulated amortization of $3,886 and $3,203, respectively	5,647	6,050
Deferred income taxes	4,108	5,000
Other assets	2,362	2,262

Total assets	$107,130	$103,203

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt	$2,343	$2,269
Accounts payable	8,416	7,516
Accrued liabilities:
Employee compensation	2,741	2,863
Income taxes payable	—	1,857
Other accrued liabilities	4,899	3,306

Total current liabilities	18,399	17,811

Other liabilities	1,346	1,482

Total liabilities	19,745	19,293

Shareholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 23,767,961 and 24,213,467 shares issued and outstanding, respectively	238	242
Additional paid-in capital	131,715	129,424
Accumulated deficit	(45,014)	(46,075)
Accumulated other comprehensive income	370	243
Nil coupon perpetual loan notes	76	76

Total shareholders’ equity	87,385	83,910

Total liabilities and shareholders’ equity	$107,130	$103,203

FUEL TECH, INC. REPORTS THIRD QUARTER 2011 RESULTS	Page 7
FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per-share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues	$24,023	$20,279	$65,666	$56,798
Costs and expenses:
Cost of sales	13,050	11,496	35,069	32,063
Selling, general and administrative	7,701	7,808	23,618	23,306
Gain on revaluation of ACT liability	—	(768)	(758)	(768)
Research and development	358	264	1,075	575

	21,109	18,800	59,004	55,176

Operating income	2,914	1,479	6,662	1,622
Interest expense	(47)	(33)	(125)	(110)
Interest income	14	4	19	6
Other (expense) income	(57)	89	(252)	(169)

Income before income taxes	2,824	1,539	6,304	1,349

Income tax expense	(169)	(722)	(1,880)	(627)

Net income	$2,655	$817	$4,424	$722

Net income per common share:
Basic	$0.11	$0.03	$0.18	$0.03

Diluted	$0.11	$0.03	$0.18	$0.03

Weighted-average number of common shares outstanding:
Basic	24,322,000	24,213,000	24,269,000	24,213,000

Diluted	24,850,000	24,381,000	24,881,000	24,401,000

FUEL TECH, INC. REPORTS THIRD QUARTER 2011 RESULTS	Page 8
FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2011	2010
Operating Activities
Net income	$4,424	$722
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,251	2,440
Amortization	677	665
(Gain) loss on equipment disposals	(2)	28
Gain on revaluation of ACT liability	(758)	(768)
Deferred income taxes	410	(1,299)
Stock based compensation	2,197	3,769
Bad debt expense	32	2
Changes in operating assets and liabilities:
Accounts receivable	(6,502)	(4,437)
Inventories	(44)	(451)
Prepaid expenses, other current assets and other noncurrent assets	199	(376)
Accounts payable	846	65
Accrued liabilities and other noncurrent liabilities	(666)	4,368

Net cash provided by operating activities	3,064	4,728

Investing Activities
Decrease in restricted cash	—	200
Proceeds from the sale of equipment	2	—
Purchases of property, equipment and patents	(1,700)	(1,305)

Net cash (used in) investing activities	(1,698)	(1,105)

Financing Activities
Proceeds from exercise of stock options	336	10
Payments on short-term debt	—	(686)
Payments to repurchase common stock	(3,367)	—
Excess income tax benefits from exercise of stock options	74	—
Redemption of nil coupon loan note	—	(5)

Net cash (used in) financing activities	(2,957)	(681)

Effect of exchange rate fluctuations on cash	65	(12)

Net (decrease) increase in cash and cash equivalents	(1,526)	2,930

Cash and cash equivalents at beginning of period	30,524	20,965

Cash and cash equivalents at end of period	$28,998	$23,895

FUEL TECH, INC. REPORTS THIRD QUARTER 2011 RESULTS	Page 9
FUEL TECH, INC.
BUSINESS SEGMENT FINANCIAL DATA
(in thousands)

Three months ended	Air Pollution	FUEL CHEM
September 30, 2011	Control Segment	Segment	Other	Total

Revenues from external customers	$12,223	$11,800	$—	$24,023
Cost of sales	7,539	5,511	—	13,050

Gross margin	4,684	6,289	—	10,973
Selling, general and administrative	—	—	7,701	7,701
Research and development	—	—	358	358

Operating income (loss)	$4,684	$6,289	$(8,059)	$2,914

Three months ended	Air Pollution	FUEL CHEM
September 30, 2010	Control Segment	Segment	Other	Total

Revenues from external customers	$10,252	$10,027	$—	$20,279
Cost of sales	6,735	4,761	—	11,496

Gross margin	3,517	5,266	—	8,783
Selling, general and administrative	—	—	7,808	7,808
(Gain) from revaluation of contingent performance obligation	—	—	(768)	(768)
Research and development	—	—	264	264

Operating income (loss)	$3,517	$5,266	$(7,304)	$1,479

Nine months ended	Air Pollution	FUEL CHEM
September 30, 2011	Control Segment	Segment	Other	Total

Revenues from external customers	$32,959	$32,707	$—	$65,666
Cost of sales	18,338	16,731	—	35,069

Gross margin	14,621	15,976	—	30,597
Selling, general and administrative	—	—	23,618	23,618
(Gain) from revaluation of contingent performance obligation	—	—	(758)	(758)
Research and development	—	—	1,075	1,075

Operating income (loss)	$14,621	$15,976	$(23,935)	$6,662

Nine months ended	Air Pollution	FUEL CHEM
September 30, 2010	Control Segment	Segment	Other	Total

Revenues from external customers	$27,757	$29,041	$—	$56,798
Cost of sales	18,039	14,024	—	32,063

Gross margin	9,718	15,017	—	24,735
Selling, general and administrative	—	—	23,306	23,306
(Gain) from revaluation of contingent performance obligation	—	—	(768)	(768)
Research and development	—	—	575	575

Operating income (loss)	$9,718	$15,017	$(23,113)	$1,622

Note:	Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC. REPORTS THIRD QUARTER 2011 RESULTS	Page 10
FUEL TECH, INC.
GEOGRAPHIC INFORMATION
(in thousands of dollars)

	Three months ended September 30		Nine months ended September 30
	2011	2010	2011	2010
Revenues:
United States	$19,121	$17,015	$54,268	$46,517
Foreign	4,902	3,264	11,398	10,281

	$24,023	$20,279	$65,666	$56,798

	September 30,	December 31,
	2011	2010
Assets:
United States	$95,460	$92,485
Foreign	11,670	10,718

	$107,130	$103,203

FUEL TECH, INC. REPORTS THIRD QUARTER 2011 RESULTS	Page 11
FUEL TECH, INC.
RECONCILIATION OF GAAP NET INCOME TO EBITDA AND ADJUSTED EBITDA
(in thousands of dollars)

	Nine Months Ended September 30
	2011	2010
Net income	$4,424	$722
Interest expense	125	110
Income tax expense	1,880	627
Depreciation expense	2,251	2,440
Amortization expense	677	665

EBITDA	9,357	4,564
Stock compensation expense	2,197	3,769

ADJUSTED EBITDA	$11,554	$8,333

Adjusted EBITDA
     To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income before interest expense, income tax expense, depreciation expense, amortization expense and stock compensation expense. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.
     Adjusted EBITDA is provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income has been included in the financial table above.